EXECUTED VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 13, 2012 (this “Voting Agreement”), between Dov Charney, an individual (“Mr. Charney”), and Lion/Hollywood L.L.C. (“Lion”), in its capacity as Lender under that certain Credit Agreement, dated as of March 13, 2009 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) among American Apparel, Inc. (the “Company”), the Facility Guarantors thereunder, the Lenders from time to time party thereto, and Wilmington Trust FSC (the “Agent”), in its capacities as Administrative Agent and Collateral Agent thereunder. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms under the Credit Agreement and/or the Warrant Amendments.

WHEREAS, pursuant to the amendments (the “Warrant Amendments”) to each of (i) the Warrant to Purchase 16,000,000 Shares of Common Stock of the Company, dated March 13, 2009, issued to Lion; (ii) the Warrant to Purchase 759,809 shares of Common Stock of the Company, dated March 24, 2011, issued to Lion; (iii) the Warrant to Purchase 3,063,101 shares of Common Stock of the Company, dated April 26, 2011, issued to Lion; (iv) the Warrant to Purchase 1,445,382 shares of Common Stock of the Company, dated July 7, 2011, issued to Lion; and (v) the Warrant to Purchase 337,733 shares of Common Stock of the Company, dated July 12, 2011, issued to Lion, in each case of the foregoing clauses (i) through (v) as such warrants have been amended or otherwise modified from time to time, to be entered into as a condition to Lion’s willingness to enter into that certain Seventh Amendment to the Credit Agreement dated as of the date hereof (the “Seventh Amendment”), the Company has agreed to seek, at an Issuer Stockholders Meeting, shareholder approval pursuant to Section 713 of the NYSE Amex Company Guide for the Exercise Price Triggers (the “Warrant Adjustment Proposal”), if such stockholder approval is required by the NYSE Amex LLC; and

WHEREAS, as a condition to Lion’s willingness to enter into the Seventh Amendment, Lion has required that Mr. Charney enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.1         Agreement to Vote for Warrant Adjustment Proposal.  Subject to applicable law, Mr. Charney agrees, with respect to the Issuer Stockholders Meeting and if the Warrant Adjustment Proposal is presented thereat, to vote or execute consents, as applicable, with respect to all of the shares of Common Stock that he at such time owns or controls the voting of, or cause to be voted or a consent to be executed with respect to such shares of Common Stock he at such time owns or controls the voting of, in favor of the Warrant Adjustment Proposal.

Section 1.2         Restrictions on Transfer, Etc.  Except as expressly provided for herein, Mr. Charney agrees, from the date hereof through the Issuer Stockholders Meeting, not to directly or indirectly Transfer any shares of Common Stock owned by Mr.

Charney as of the date hereof or otherwise restrict his ability freely to exercise all voting rights with respect thereto, unless the transferee agrees to be bound hereby pursuant to a joinder or separate voting agreement in form reasonably acceptable to Lion.  Notwithstanding the foregoing, Mr. Charney may make Transfers of shares of Common Stock to any person controlled by Mr. Charney, other than the Company, and for estate planning or similar purposes, so long as, in each case, Mr. Charney retains control over the voting and disposition of such shares of Common Stock and agrees in writing prior to such Transfer to continue to vote such shares of Common Stock in accordance with this Voting Agreement.  “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the beneficial ownership thereof (including by operation of law), or the entry into any contract to effect any of the foregoing, including, for purposes of this Voting Agreement, the transfer or sharing of any voting power of such security in respect of the Warrant Adjustment Proposal or the granting of any proxy with respect to such security in respect of the Warrant Adjustment Proposal.

ARTICLE II

MISCELLANEOUS

Section 2.1         No Assignment.  This Voting Agreement shall not be assignable by operation of law (other than in connection with a merger, consolidation or similar transaction) or otherwise (any attempted assignment in contravention hereof being null and void).  The foregoing shall not restrict any Transfer of Common Stock permitted pursuant to Section 1.2 above.

Section 2.2         Amendment Waiver.  No amendment or waiver of any provision of this Voting Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party or, if such party is an individual, such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any party to this Voting Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party or, if such party is an individual, such waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 2.3         Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Voting Agreement shall be heard and determined exclusively in any state or federal court in Delaware.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Voting Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Voting Agreement, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Voting Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America.

Section 2.4         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.5         Specific Performance.  The parties hereby acknowledge and agree that each party would not have an adequate remedy at law for money damages, and irreparable damage would occur, in the event that any of the provisions of this Voting Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement by the other party and to enforce specifically the terms and provisions of this Voting Agreement against the other party, this being in addition to any other remedy to which either such party is entitled at law or in equity, and each party waives (a) the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (b) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the State of Delaware.

Section 2.6         Severability.  If any provision of this Voting Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 2.7         No Third Party Beneficiaries.  Nothing contained in this Voting Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies.

Section 2.8         Counterparts and Facsimile.  For the convenience of the parties hereto, this Voting Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Voting Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.

[signature pages follow]

IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by the parties hereto as of the date first herein above written.

/s/ Dov Charney
DOV CHARNEY

[Signature Page to Voting Agreement]

LION/HOLLYWOOD L.L.C.

By:
Name: Jacob Capps
Title: President

[Signature Page to Voting Agreement]